Exhibit 11

            Statement of Computation of Shares Outstanding

                                                 For the year ended May 31,
                                                     1997            1996

Average outstanding shares                           3,140,739        3,050,693

Dilutive effect of stock options and warrants           23,809       -


Weighted average number of shares outstanding        3,164,548        3,050,693
